Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation

China Telecom Global Limited (formerly known as China Telecom (Hong Kong) International Limited)	Hong Kong Special Administrative Region

China Telecom (Europe) Limited	London, United Kingdom

China Telecom System Integration Co., Limited	The People’s Republic of China

China Telecom (Americas) Corporation	Delaware, United States of America

China Telecom Best Tone Information Service Co., Limited	The People’s Republic of China

Zhejiang Yixin Technology Co., Ltd.	The People’s Republic of China

China Telecom (Macau) Company Limited (formerly known as China Unicom (Macau) Company Limited)	Macau Special Administrative Region

Tianyi Telecom Terminals Company Limited (formerly known as Unicom Huasheng Telecommunications Technology Company Limited)	The People’s Republic of China

E-surfing Pay Co., Ltd. (formerly known as Bestpay Co., Ltd.)	The People’s Republic of China

Shenzhen Shekou Telecommunications Company Limited	The People’s Republic of China

iMUSIC Culture & Technology Co., Ltd.	The People’s Republic of China

Chengdu E-store Technology Co., Ltd.	The People’s Republic of China